Exhibit 4.15

Execution Version

24 June 2021

PAYSAFE GROUP HOLDINGS II LIMITED

(as the Parent)

Each of the entities listed in Schedule 1

(as the Original Chargors)

and

LUCID TRUSTEE SERVICES LIMITED

(as Security Agent)

____________________________________

DEBENTURE

______________________________________

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99 Bishopsgate London EC2M 3XF United Kingdom Tel: +44.20.7710.1000 www.lw.com

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TABLE OF CONTENTS

Clause Page No.

1.	INTERPRETATION	3
2.	COVENANT TO PAY	12
3.	CHARGING PROVISIONS	12
4.	FURTHER ASSURANCE	14
5.	NEGATIVE PLEDGE	14
6.	REPRESENTATIONS AND WARRANTIES	15
7.	PROTECTION OF SECURITY	15
8.	UNDERTAKINGS	18
9.	Security Agent’S POWER TO REMEDY	18
10.	CONTINUING SECURITY	19
11.	ENFORCEMENT OF SECURITY	19
12.	ADMINISTRATOR	21
13.	RECEIVERS	21
14.	APPLICATION OF PROCEEDS	24
15.	PROTECTION OF Security Agent AND RECEIVER	24
16.	POWER OF ATTORNEY	25
17.	PROTECTION FOR THIRD PARTIES	26
18.	REINSTATEMENT AND RELEASE	26
19.	CURRENCY CLAUSES	29
20.	SET-OFF	29
21.	REDEMPTION OF PRIOR Security	29
22.	NOTICES	30
23.	CHANGES TO PARTIES	30
24.	MISCELLANEOUS	30

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THIS DEBENTURE (this “Debenture”) is made on 24 June 2021

BETWEEN:

(1) PAYSAFE GROUP HOLDINGS II LIMITED, a company incorporated under the laws of England with registered office at Floor 27, 25 Canada Square, London, England, E14 5LQ and registered number 10880277 (the “Parent”);

(2) Each of the entities listed in Schedule 1 (together with the Parent, the “Original Chargors”); and

(3) LUCID TRUSTEE SERVICES LIMITED as security agent for itself and the other Secured Parties (the “Security Agent”).

IT IS AGREED AS FOLLOWS:

1. INTERPRETATION

1.1 Definitions

In this Debenture:

“Acceleration Event” has the meaning given to that term in the Intercreditor Agreement (other than a Senior Parent Notes Acceleration Event and/or a Permitted Parent Financing Acceleration Event (except to the extent such Senior Parent Notes Acceleration Event arises in respect of Senior Parent Notes Liabilities secured by Shared Security (as defined in the Intercreditor Agreement)) or an Acceleration Event in respect of an Event of Default under clause [28.1] (Financial covenant) of the Senior Facilities Agreement in respect of which a Financial Covenant Cross-Default has not occurred and is not continuing).

“Account Notice” means a notice substantially in the form set out in Part 3 of Schedule 5 (Forms of Notices) or such other form as the Parent and the Security Agent may reasonably agree.

“Accounts” means, in relation to a Chargor, all its right, title and interest from time to time in and to the bank accounts (excluding (i) any tax accounts, payroll accounts, employee share scheme accounts and trust accounts, in each case to the extent monies held in them are held on trust for beneficiaries which are not Group Companies; and (ii) any accounts to the extent monies held in them constitute SFA Cash Cover provided pursuant to an Operating Facility Document in relation to which Security is required to be provided by the terms of that Operating Facility Document) opened or maintained by any Chargor in England and Wales from time to time, including without limitation the bank accounts set out in Schedule 3 (Accounts) and as specified in any relevant Security Accession Deed (or such accounts as may be agreed by the relevant Chargor and the Security Agent from time to time) including the debt or debts represented thereby, but excluding (for the avoidance of doubt) any account or debt represented thereby that constitutes an Excluded Asset.

“Agreed Security Principles” has the meaning given to that term in the Intercreditor Agreement.

“Assigned Agreements” means any document evidencing any intercompany loan receivable, liability or obligation at any time owing to any Chargor by any Group Company and all its right, title and interest from time to time in and to any such document, and any other agreement designated as an Assigned Agreement by the Parent and the Security Agent, but excluding (for the avoidance of doubt) any agreement that constitutes an Excluded Asset.

“Capital Requirement” means the minimum amount of regulatory capital (however described) each Regulated Entity is required to maintain pursuant to any applicable law, licensing condition or regulation (including, without limitation, pursuant to or in connection with the Isle of Man Financial Services Rule Book 2016, the Payment Services Regulations 2009, the Payment Services Regulations 2017, the Swiss Financial Market Infrastructure Act and/or the Mauritius Financial Services Act 2007), as amended and/or replaced from time to time, or the views, guidance or interpretation of any Relevant Regulator.

“CFC” means a “controlled foreign corporation” (as defined in Section 957(a) of the United States Internal Revenue Code of 1986 (as amended)).

“Charged Property” means the assets and undertakings mortgaged, charged, assigned or otherwise secured or expressed to be mortgaged, charged, assigned or otherwise secured in favour of the Security Agent by or pursuant to this Debenture or any Security Accession Deed.

“Chargor” means each of the Original Chargors and each company which grants security over its assets in favour of the Security Agent by executing a Security Accession Deed.

“Counterparty Notice” means a notice substantially in the form set out in Part 1 of Schedule 5 (Forms of Notices) or such other form as the Parent and the Security Agent may reasonably agree.

“Effective Time” has the meaning given to it in the Pay-Off Letter.

“English Shares” means Shares owned by a Chargor in a Subsidiary incorporated in England and Wales.

“Equipment” means all rights, title and interest from time to time in and to all plant, machinery, vehicles, office equipment, computers and other chattels (excluding any forming part of its stock in trade or work in progress) but excluding (for the avoidance of doubt) any plant, machinery, vehicles, office equipment, computers or other chattels that constitute an Excluded Asset.

“Excluded Asset” means, in relation to any Chargor:

(a) any Restricted Assets and any Settlement Assets;

(b) any SFA Cash Cover provided pursuant to an Operating Facility Document in relation to which Security is required to be provided by the terms of that Operating Facility Document;

(c) any assets in respect of which the granting of security under the Debenture, in the good faith judgment of the directors of the Parent, could materially increase a Capital Requirement, or materially adversely affect the solvency capital requirements, of the Group (or any Group Company) pursuant to any applicable law or regulation applicable to such Group Company;

(d) any assets located in any jurisdiction that is not a Security Jurisdiction;

(e) any freehold and any leasehold property;

(f) any interest in any third party minority interest, partnership or joint venture;

(g) any equity interests of a CFC, FSHCO, or any subsidiary of a CFC or FSHCO (including any CFC or FSHCO equity interests held directly or indirectly by a CFC or FSHCO) in excess of 65% of the total voting equity interests and 100% of the total non-voting equity interests of such CFC or FSHCO that, in each case, are directly or indirectly owned by such Chargor;

(h) any assets of a CFC, FSHCO or a subsidiary of a CFC or FSHCO that, in each case, are directly or indirectly owned by such Chargor;

(i) any interest in any subsidiary or any other asset if the granting of security under this Debenture would result in material adverse US tax consequences to any Group Company that is organised or tax resident in the United States, as reasonably determined by the Parent in accordance with the Agreed Security Principles;

(j) any asset, business or entity acquired by Parent or any Restricted Subsidiary in respect of which there are third party arrangements in place (where those third party arrangements were not entered into in contemplation of that acquisition) as a result of which the consent of a third party is required for that acquired entity to provide a guarantee or to secure any acquired asset, such guarantee and/or security will not be required to be granted;

(k) any receivables, monetary claims and related assets (i) sold to any Receivables Subsidiary or (ii) otherwise subject to Security in connection with any factoring facility;

(l) any Trading Receivable at any time which, when aggregated with any other Trading Receivables of the relevant Chargor, has an aggregate value of USD 15,000,000 (or its equivalent in any other currency) or less;

(m) any Other Debt at any time which, when aggregated with any Other Debt of the relevant Chargor, has an aggregate value of USD 15,000,000 (or its equivalent in any other currency) or less;

(n) any obligation, debt or receivable arising under or in connection with any Hedging Agreement, which the terms of such Hedging Agreement prohibit from constituting Charged Property;

(o) any assets subject to third party arrangements which are permitted by the Senior Facilities Agreement and which prevent those assets from being charged, and any cash constituting regulatory capital or customer cash;

(p) any other asset in respect of which the granting of security under this Debenture would (i) conflict with the fiduciary duties of any Officer of any Group Company, (ii) contravene any legal, contractual or regulatory prohibition (provided that in respect of any contractual prohibition (x) if at least 15 Business Days prior to the date of this Debenture or as the case may be, the date of such Chargor’s execution of a Security Accession Deed (as applicable) the Security Agent (acting reasonably) determines that such asset is material in the context of the business of the Group and notifies the relevant Chargor in writing that such consent should be sought, and (y) the relevant Chargor is satisfied that such endeavours would not reasonably be expected to adversely impact relationships with third parties, the Parent shall use commercially reasonable endeavours to procure the relevant consents (not involving the payment of money or incurrence of any external expenses)) or (iii) result in a risk of personal or criminal liability on the part of any Officer; and

(q) any other assets where the cost of obtaining a security interest in, or perfection of a security interest in, such assets exceeds the practical benefit to the Secured Parties afforded thereby (as reasonably determined by the Parent and notified to the Security Agent).

“Final Discharge Date” has the meaning given to that term in the Intercreditor Agreement.

“FSHCO” means an entity substantially all the assets of which consist of equity interests (or equity interests and indebtedness) of one or more CFCs or other FSHCOs.

“Insurance Notice” means a notice substantially in the form set out in Part 2 of Schedule 5 (Forms of Notices) or such other form as the Parent and the Security Agent may reasonably agree.

“Insurance Policies” means, in relation to a Chargor, all its right, title and interest in and to all policies of insurance and all proceeds of them either now or in the future held by, or written in favour of, a Chargor or in which it is otherwise interested, including but not limited to the policies of insurance, if any, specified in Schedule 4 (Insurance Policies) (or as specified in any relevant Security Accession Deed), but excluding any third party liability or public liability insurance, business interruption insurance and any policy of insurance maintained for the benefit of employees, directors and/or officers and (for the avoidance of doubt) any policy of insurance, the proceeds of any policy of insurance or any right under any policy of insurance which constitutes an Excluded Asset.

“Intellectual Property” means all rights, title and interest in and to patents, trademarks, service marks, designs, business names, copyrights, database rights, design rights, inventions, domain names and other equivalent intellectual property rights and interests (which may now or in the future subsist), in each case whether registered or unregistered and including all applications for any of the foregoing, in each case which are owned by a Chargor and which are necessary or material for the operation of the business of the Chargors, but excluding (for the avoidance of doubt) any right or interest that constitutes an Excluded Asset.

“Intercreditor Agreement” means the intercreditor agreement dated on or about the date of this Debenture and made between, among others, Paysafe Group Holdings II Limited as the Parent, Paysafe Group Holdings III Limited (formerly PI UK Holdco III Limited) as the Company and the Security Agent (as the same may be amended, amended and restated, supplemented or otherwise modified from time to time).

“Investment” means all rights, title and interest from time to time in and to any stock, share, debenture, loan stock, securities, bonds, options, units, commercial paper, certificates of deposit, depositary interests, warrants, interest in any investment fund and any other comparable investment (whether or not marketable) (including rights to subscribe for, convert into or otherwise acquire the same) whether owned directly by or to the order of a Chargor or by any trustee, nominee, fiduciary or settlement or clearance system on its behalf (including, unless the context otherwise requires, the Shares) and including but not limited to the investments, if any, specified in Schedule 2 (Shares and Investments) and as specified in any relevant Security Accession Deed, but excluding (for the avoidance of doubt) any stock, share, debenture, loan stock, securities, bond, option, warrant, interest in any investment fund or any comparable investment that constitutes an Excluded Asset.

“Non-Cash Consideration” means consideration in a form other than cash.

“Other Debts” means all book debts and other debts and monetary claims (other than Trading Receivables) owing to a Chargor and any Related Rights, but excluding (for the avoidance of doubt) any debt or monetary claim that constitutes an Excluded Asset.

“Parties” means each of the parties to this Debenture from time to time.

“Pay-Off Letter” means the pay-off letter dated on or around the date of this Debenture between Credit Suisse AG, London Branch as agent and PI UK Holdco II Limited as the Parent.

“Quasi-Security” means a transaction in which a Chargor:

(a) sells, transfers or otherwise disposes of any of its assets on terms whereby they are or may be leased to or re-acquired by a Chargor or any other Group Company;

(b) sells, transfers or otherwise disposes of any of its receivables on recourse terms;

(c) enters into any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or

(d) enters into any other preferential arrangement having a similar effect,

in circumstances where the arrangement or transaction is entered into primarily as a method of raising Indebtedness or of financing the acquisition of an asset.

“Receivables Subsidiary” has the meaning given to that term in the Senior Facilities Agreement or any other similar or equivalent provision of any of the Secured Debt Documents.

“Receiver” has the meaning given to that term in the Intercreditor Agreement.

“Regulated Entity” means each Group Company whose business activities are subject to licence, supervised or regulated by a Relevant Regulator.

“Related Rights” means, in relation to any asset:

(a) all rights under any licence, sub-licence, transfer, agreement for sale or agreement for lease or other use in respect of all or any part of that asset;

(b) all rights, easements, powers, benefits, claims, contracts, warranties, remedies, covenants for title, security, guarantees or indemnities in respect of or appurtenant to all or any part of that asset;

(c) all other assets and rights at any time receivable or distributable in respect of, or in exchange for, that asset;

(d) the proceeds of sale, transfer, lease licence, sub-licence or other disposal or agreement for sale, transfer, lease licence, sub-licence or other disposal paid or payable for all or any part of that asset;

(e) any awards or judgments in favour of a Chargor;

(f) in the case of any contract, agreement or instrument, any interest in any of the foregoing whether or not a Chargor is party to that contract, agreement or instrument;

(g) any other moneys paid or payable in respect of that asset; and

(h) any other assets deriving from that asset.

“Relevant Regulator” means the Central Bank of Ireland, the Isle of Man Financial Services Authority, the Swiss Financial Market Supervisory Authority (FINMA), the UK Financial Conduct Authority, the UK Payment Systems Regulator, the UK Competition and Markets Authority, the Financial Services Commission of Mauritius or any other entity, agency, governmental authority or person that has regulatory authority over the business or operations of any Group Company.

“Required Creditor Consent” means the Required Senior Consent (as defined in the Intercreditor Agreement).

“Restricted Asset” has the meaning given to that term in the Senior Facilities Agreement or any other similar or equivalent provision of any of the Secured Debt Documents.

“Secured Obligations” has the meaning given to that term in the Intercreditor Agreement

“Security Accession Deed” means a deed executed by any other Group Company substantially in the form set out in Schedule 6 (Form of Security Accession Deed), or such other form as the Parent and the Security Agent may reasonably agree.

“Security Jurisdiction” means each of the United Kingdom, the United States and the jurisdiction of incorporation of any Debtor.

“Senior Facilities Agreement” means the senior facilities agreement dated on or about the date of this Debenture between, among others, Paysafe Group Holdings II Limited as the Company, the Original Lenders (as defined therein) and the Security Agent.

“Settlement Assets” has the meaning given to that term in the Senior Facilities Agreement or any other similar or equivalent provision of any of the Secured Debt Documents.

“Shares” means, in relation to a Chargor, all its right, title and interest from time to time in and to all shares owned by a Chargor in its Subsidiaries, including but not limited to the shares, if any, specified in Schedule 2 (Shares and Investments) and as specified in any relevant Security Accession Deed, warrants, options and other rights to subscribe for, purchase or otherwise acquire any shares and any other securities or investments deriving from any such shares or any rights attaching or relating to any such shares, but excluding (for the avoidance of doubt) any stock, share, debenture, loan stock, security, bond, option, warrant, interest in any investment fund or any comparable investment that constitutes an Excluded Asset or is subject to Security granted in favour of the Security Agent otherwise than pursuant to this Debenture.

“Trading Receivables” means all book and other monetary claims (other than Other Debts) arising in the ordinary course of trading, but excluding (for the avoidance of doubt) any debt that constitutes an Excluded Asset.

“Voting Event” means, in relation to a particular Investment of any Chargor, the service of a notice by the Security Agent (either specifying that Investment or generally in relation to all or a designated class of Investments) on any Chargor upon or after the occurrence of an Acceleration Event which is continuing, specifying that control over the voting rights attaching to the Investment or Investments specified in that notice are to pass to the Security Agent.

1.2 Construction

(a) Unless a contrary indication appears in this Debenture, the provisions of clause 1.2 (Construction) of the Intercreditor Agreement shall apply to this Debenture as if set out in full in this Debenture with references to “this Agreement” being treated as references to this Debenture and:

(i) an “amount” includes an amount of cash and an amount of Non-Cash Consideration;

(ii) “authorisation” or “consent” shall be construed as including any authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration;

(iii) a “company” includes any company, corporation or other body corporate, wherever and however incorporated or established;

(iv) an Acceleration Event is “continuing” if it has not been revoked or has not otherwise ceased to be continuing in accordance with the terms of the relevant Secured Debt Document;

(v) a “distribution” of or out of the assets of any Group Company, includes a distribution of cash and a distribution of Non-Cash Consideration;

(vi) “including” means including without limitation and “includes” and “included” shall be construed accordingly;

(vii) “law” includes any present or future common law, principles of equity and any constitution, decree, judgment, decision, legislation, statute, order, ordinance, regulation, by-law or other legislative measure in any jurisdiction or any present or future official directive, regulation, guideline, request, rule, code of practice, treaty or requirement (in each case, whether or not having the force of law but, if not having the force of law, the compliance with which is customary in accordance with the general practice of a person to whom the directive, regulation, guideline, request, rule, code of practice, treaty or requirement is intended to apply) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

(viii) “losses” includes losses, actions, damages, claims, proceedings, costs, demands, expenses (including fees) and liabilities and “loss” shall be construed accordingly;

(ix) “permitted” shall be construed as including any circumstance, event, matter or thing which is not expressly prohibited;

(x) a “person” includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, consortium or partnership, joint venture or other entity (whether or not having separate legal personality) or any two or more of the foregoing;

(xi) “proceeds” of a disposal includes proceeds in cash and in Non-Cash Consideration;

(xii) “rights” includes all rights, title, benefits, powers, privileges, interests, claims, authorities, discretions, remedies, liberties, easements, quasi easements and appurtenances (in each case, of every kind, present, future and contingent); and

(xiii) “security” includes any mortgage, charge, pledge, lien, security assignment, hypothecation or trust arrangement for the purpose of providing security and any other encumbrance or security interest of any kind having the effect of securing any obligation of any person (including the deposit of moneys or property with a person with the intention of affording such person a right of lien, set-off, combination or counter-claim) and any other agreement or any other type of arrangement having a similar effect (including any flawed-asset or hold back arrangement) and “security interest” shall be construed accordingly.

(b) A reference in this Debenture to any stock, share, debenture, loan stock, option, securities, bond, warrant, coupon, interest in any investment fund or any other investment includes:

(i) all dividends, interest, coupons and other distributions paid or payable;

(ii) all stocks, shares, securities, rights, moneys, allotments, benefits and other assets accruing or offered at any time by way of redemption, substitution, conversion, exchange, bonus or preference, under option rights or otherwise;

(iii) any rights against any settlement or clearance system; and

(iv) any rights under any custodian or other agreement,

in each case, in respect of such stock, share, debenture, loan stock, securities, bond, warrant, coupon, interest in an investment fund or other investment.

(c) The fact that the details of any assets in the Schedules are incorrect or incomplete shall not affect the validity or enforceability of this Debenture in respect of the assets of any Chargor.

(d) Unless the context otherwise requires, a reference to Charged Property includes:

(i) any part of the Charged Property;

(ii) any proceeds of that Charged Property; and

(iii) any present and future assets of that type.

(e) Where this Debenture refers to any provision of any Secured Debt Document and that Secured Debt Document is amended in any manner that would result in that reference being incorrect, this Debenture shall be construed so as to refer to that provision as renumbered in the amended Secured Debt Document, unless the context requires otherwise.

1.3 Other references

(a) In this Debenture, unless a contrary intention appears, a reference to:

(i) any Secured Party, Chargor or any other person is, where relevant, deemed to be a reference to or to include, as appropriate, that person’s successors in title, permitted assignees and transferees and in the case of the Security Agent, any person for the time being appointed as Security Agent in accordance with the Secured Debt Documents;

(ii) any Secured Debt Document or other agreement or instrument is to be construed as a reference to that agreement or instrument as amended or novated, supplemented, extended, restated (however fundamentally and whether or not more onerously) or replaced, including by way of any change to the purpose of, any extension of or increase of the facilities or other obligations or addition of new facilities or other obligations made available under them or accession or retirement of the parties to these agreements;

(iii) any clause or schedule is a reference to, respectively, a clause of and schedule to this Debenture and any reference to this Debenture includes its schedules; and

(iv) a provision of law is a reference to that provision as amended or re-enacted.

(b) The index to and the headings in this Debenture are inserted for convenience only and are to be ignored in construing this Debenture.

(c) Words importing the plural shall include the singular and vice versa.

1.4 Incorporation by reference

Unless the context otherwise requires or unless otherwise defined in this Debenture, words and expressions defined in the Intercreditor Agreement have the same meanings when used in this Debenture. In the event of any inconsistency or conflict between this Debenture on the one hand and the Senior Facilities Agreement or the Intercreditor Agreement on the other, (to the fullest extent permitted by law), the provisions of the Senior Facilities Agreement or the Intercreditor Agreement (as applicable) shall prevail.

1.5 Miscellaneous

(a) Notwithstanding any other provision of this Debenture, the obtaining of a moratorium under section 1A of the Insolvency Act 1986, or anything done with a view to obtaining such a moratorium (including any preliminary decision or investigation), shall not be an event causing any floating charge created by this Debenture to crystallise or causing restrictions which would not otherwise apply to be imposed on the disposal of property by any Chargor or a ground for the appointment of a Receiver.

(b) Notwithstanding anything to the contrary in this Debenture (and without prejudice to the terms of the Intercreditor Agreement or any other Secured Debt Document in relation to the requirement for the Security Agent to enter into documentation in relation to this

Debenture (including releases)), nothing in this Debenture shall (or shall be construed to) prohibit, restrict or obstruct any transaction, matter or other step (or any Chargor taking or entering into the same) or dealing in any manner whatsoever in relation to any asset (including all rights, claims, benefits, proceeds and documentation, and contractual counterparties in relation thereto) the subject of (or expressed to be the subject of) this Debenture and the Security arising thereunder in each case if not prohibited by the Secured Debt Documents or where Required Creditor Consent has been obtained. The Security Agent shall promptly enter into such documentation and/or take such other action as is required by a Chargor (acting reasonably) in order to facilitate any such transaction, matter or other step, including by way of executing any confirmation, consent to dealing, release or other similar or equivalent document, provided that any costs and expenses incurred by the Security Agent entering into such documentation and/or taking such other action at the request of such Chargor pursuant to this paragraph (b) shall be for the account of such Chargor, in accordance with clause 20 (Costs and Expenses) of the Intercreditor Agreement.

(c) Except as otherwise expressly provided in Clause 17 (Protection for Third Parties) or elsewhere in this Debenture, the terms of this Debenture may be enforced only by a Party and the operation of the Contracts (Rights of Third Parties) Act 1999 is excluded.

(d) Notwithstanding any term of this Debenture and subject to clause [25] (Consents, amendments and override) of the Intercreditor Agreement, no consent of a third party is required for any termination or amendment of this Debenture.

(e) The Parties intend that this document shall take effect as a deed, notwithstanding that any party may only execute this document under hand.

(f) All Security created pursuant to this Debenture is created over the present and future assets of each Chargor.

(g) The Security Agent holds the benefit of this Debenture on trust for itself and each of the other Secured Parties from time to time on the terms of the Secured Debt Documents.

(h) The Security created pursuant to this Debenture by each Chargor is made with full title guarantee under the Law of Property (Miscellaneous Provisions) Act 1994.

(i) Notwithstanding any other provision of this Debenture, the Security constituted in relation to the trusts created by this Debenture and the exercise of any right or remedy by the Security Agent hereunder shall be subject to the Intercreditor Agreement.

1.6 Distinct Security

All Security created pursuant to this Debenture shall be construed as creating a separate and distinct Security over each relevant asset within any particular class of assets defined or referred to in this Debenture. The failure to create an effective Security, whether arising out of any provision of this Debenture or any act or omission by any person, over any one such asset shall not affect the nature or validity of the Security imposed on any other such asset, whether within that same class of assets or otherwise.

2. COVENANT TO PAY

Subject to any limits on its liability specified in the Secured Debt Documents, each Chargor as primary obligor and not merely as surety covenants with the Security Agent (for the benefit of itself and the other Secured Parties) that it will on demand pay or discharge the Secured Obligations when they fall due in the manner provided for in the relevant Secured Debt Document.

3. CHARGING PROVISIONS

3.1 Effective Time

Notwithstanding anything to the contrary in this Debenture, the Security constituted hereunder shall be granted pursuant to the provisions of this Debenture from and including the Effective Time, but not before.

3.2 Specific Security

Subject to Clause 3.6 (Property restricting charging), each Chargor, as continuing security for the payment of the Secured Obligations, charges in favour of the Security Agent with full title guarantee the following assets from time to time owned by it or in which it has an interest by way of first fixed charge:

(a) all of its right, title and interest in its Intellectual Property;

(b) all of its right, title and interest in the Equipment and all corresponding Related Rights;

(c) all the Investments, Shares and all corresponding Related Rights;

(d) all Trading Receivables and all rights and claims against third parties and against any security in respect of those Trading Receivables;

(e) all Other Debts and all rights and claims against third parties against any security in respect of those Other Debts;

(f) all monies standing to the credit of the Accounts and all corresponding Related Rights;

(g) the benefit of all licences, consents and agreements held by it in connection with the use of any of its assets;

(h) all rights, title and interests from time to time in and to its goodwill and uncalled capital; and

(i) if not effectively assigned by Clause 3.4 (Security assignment), all its rights, title and interest in (and claims under) the Insurance Policies and the Assigned Agreements.

3.3 Floating charge

(a) As further continuing security for the payment of the Secured Obligations, each Chargor charges with full title guarantee in favour of the Security Agent by way of first floating charge all its present and future assets, undertakings and rights together with all corresponding Related Rights including to the extent not effectively charged by way of fixed charge under Clause 3.1 (Specific Security) or assigned under Clause 3.4 (Security assignment).

(b) The floating charge created by each Chargor pursuant to paragraph (a) of this Clause 3.3 shall be deferred in point of priority to all fixed Security constituted by this Debenture.

(c) The floating charge created by each Chargor pursuant to paragraph (a) of this Clause 3.3 is a “qualifying floating charge” for the purposes of paragraph 14 of Schedule B1 to the Insolvency Act 1986.

3.4 Security assignment

Subject to Clause 3.6 (Property restricting charging):

(a) as further continuing security for the payment of the Secured Obligations, each Chargor assigns by way of security absolutely with full title guarantee to the Security Agent all its rights, title and interest in:

(i) the Insurance Policies; and

(ii) the Assigned Agreements to which it is a party,

subject in each case to reassignment by the Security Agent to the relevant Chargor of all such rights, title and interest on the Final Discharge Date; and

(b) until an Acceleration Event has occurred which is continuing, but subject to Clause 7.3 (Insurance Policies, Assigned Agreements) and the Secured Debt Documents, the relevant Chargor may continue to deal with the counterparties to the relevant Assigned Agreements and, for the avoidance of doubt, shall be entitled to receive the proceeds of any claim under the Insurance Policies and Assigned Agreements.

3.5 Conversion of floating charge

(a) The Security Agent may, by notice in writing to any Chargor, convert the floating charge created under this Debenture into one or more fixed charges with immediate effect as regards those assets specified in the notice:

(i) upon or after the occurrence of an Acceleration Event which is continuing; or

(ii) if the Security Agent reasonably considers that it is required to protect the priority of the Security created under this Debenture.

(b) The floating charge created under this Debenture will automatically (without notice) and immediately be converted into a fixed charge over all the assets of a Chargor which are subject to the floating charge created under this Debenture, if:

(i) that Chargor takes any step to create Security or Quasi-Security (except as permitted or not prohibited by the Secured Debt Documents or where Required Creditor Consent has been obtained or with the prior consent of the Security Agent) on or over any asset which is subject to the floating charge created under this Debenture; or

(ii) any person (entitled to do so) takes any step to effect any expropriation, attachment, sequestration, distress or execution against any such asset.

(c) Upon the conversion of any floating charge pursuant to this Clause 3.5, each relevant Chargor shall, at its own expense, following written request by the Security Agent execute a fixed charge or legal assignment consistent with the Agreed Security Principles on terms no more onerous to that Chargor than the terms set out in this Debenture (and otherwise in such form as the Security Agent may reasonably request in writing).

(d) Any floating charge which has crystallised under this Clause 3.5 may, by notice in writing given at any time by the Security Agent (acting on the unanimous instructions of the Secured Parties) to the relevant Chargor, be reconverted into a floating charge under paragraph (a) of Clause 3.3 (Floating charge) in relation to the assets, rights and property specified in that notice. The conversion to a fixed charge and reconversion to a floating charge (or the converse) may occur any number of times.

3.6 Property restricting charging

For the avoidance of doubt, all and any Excluded Assets owned by any Chargor or in which any Chargor has any interest shall be excluded from the charge created by Clause 3.1 (Specific Security), Clause 3.4 (Security assignment) and from the operation of Clause 4 (Further Assurance).

4. FURTHER ASSURANCE

Paragraphs (b), (c) and (d) of clause 27.2 (Covenant to guarantee obligations and give security and further assurances) of the Senior Facilities Agreement are incorporated mutatis mutandis into this Debenture (including all capitalised terms as defined therein) but as if each reference therein to:

(a) an “Obligor” and a “member of the Group” is a reference to a Chargor;

(b) the “Security” is a reference to the Security as defined in the Intercreditor Agreement;

(c) the “Transaction Security Documents” and the “Finance Documents” is a reference to this Debenture;

(d) the “Transaction Security” is a reference to the Charged Property; and

(e) the “Finance Parties” is a reference to the Secured Parties.

5. NEGATIVE PLEDGE

(a) No Chargor shall create or permit to subsist any Security or Quasi-Security over all or any part of the Charged Property except as permitted or not prohibited by the Secured Debt Documents or with the prior written consent of the Security Agent or to the extent Required Creditor Consent has been obtained.

(b) No Chargor shall sell, transfer, lease out, or otherwise dispose of all or any part of the Charged Property (other than in respect of assets charged under Clause 3.3 (Floating charge) on arm’s length in the ordinary course of trading) except as permitted or not prohibited by the Secured Debt Documents or with the prior written consent of the Security Agent or to the extent Required Creditor Consent has been obtained.

(c) No Chargor shall dispose of the equity of redemption in respect of all or any part of the Charged Property except as permitted or not prohibited by the Secured Debt Documents or with the prior written consent of the Security Agent or to the extent Required Creditor Consent has been obtained.

6. REPRESENTATIONS AND WARRANTIES

6.1 General

Each Chargor represents and warrants, as to itself, to the Security Agent as set out in this Clause 6 on the date of this Debenture.

6.2 Shares

It is the legal and beneficial owner of the Shares identified against its name in Schedule 2 (Shares and Investments) and all of those Shares are fully paid.

6.3 Ownership

It is the sole legal and beneficial owner of the assets over which it purports to grant Security under or pursuant to this Debenture.

7. PROTECTION OF SECURITY

7.1 Title documents

(a) Each Chargor will deposit with the Security Agent (or as it shall direct):

(i) within 20 Business Days of the Effective Time (or, if the relevant English Shares or Investments are acquired after the Effective Time, within 20 Business Days of the date of such acquisition) (or, in each case, such later date as the Security Agent may agree in its reasonable discretion) all stocks and share certificates and other documents of title relating to the English Shares or Investments, subject in each case to the Agreed Security Principles, together with stock transfer forms executed in blank and left undated on the basis that the Security Agent shall be able to hold such documents of title and stock transfer forms until the Final Discharge Date and shall be entitled to complete, at any time upon or after the occurrence of an Acceleration Event which is continuing, under its power of attorney given in this Debenture, the stock transfer forms on behalf of the relevant Chargor in favour of itself or such other person as it shall select; and

(ii) promptly, at any time upon or after the occurrence of an Acceleration Event which is continuing, all other documents relating to its English Shares and/or Investments which the Security Agent reasonably requests in writing in accordance with the Agreed Security Principles.

(b) The Security Agent may retain any document delivered to it under this Clause 7.1 or otherwise until the Security created under this Debenture is released.

(c) Any document required to be delivered to the Security Agent under paragraph (a) above which is for any reason not so delivered or which is released by the Security Agent to a Chargor shall be held on trust by the relevant Chargor for the Security Agent.

(d) If required or desirable to effect any transaction permitted or not prohibited under any Secured Debt Document (or in respect of which Required Creditor Consent has been obtained), the Security Agent shall, promptly upon written request by any Chargor, return any document previously delivered to it under paragraph (a) above to the relevant Chargor, provided that any such document delivered to a Chargor shall be held on trust by the relevant Chargor for the Security Agent.

(e) For the avoidance of doubt, nothing in paragraph (a) above shall require any Chargor to deposit stocks and share certificates or other documents of title relating to any Shares or Investments where such Shares or Investments are in dematerialised or uncertificated form.

7.2 Bank Accounts

(a) Upon or after the occurrence of an Acceleration Event which is continuing, where an Account is not maintained with the Security Agent, serve an Account Notice on the bank with whom the Account is maintained on or before 20 Business Days after the date of the date of such an Acceleration Event (or such later date as the Security Agent may agree in its reasonable discretion). Each relevant Chargor shall use commercially reasonable endeavours (not involving the payment of money or incurrence of any external expenses) to procure that such bank signs and delivers to the Security Agent an acknowledgement substantially in the form of the schedule to the Account Notice (or such other form as the Security Agent may agree in its reasonable discretion) within 20 Business Days from the date of dispatch of the Account Notice (or such later date as the Security Agent may agree in its reasonable discretion), provided that if the relevant Chargor has been unable to procure such acknowledgment within the relevant time period, its obligation to use commercially reasonable endeavours to procure such acknowledgment shall cease at the end of such period. Entry into this Debenture shall constitute a notice to the Security Agent in the form of an Account Notice in respect of any Account opened or maintained with the Security Agent.

(b) Notwithstanding anything in this Debenture to the contrary, until an Acceleration Event has occurred which is continuing each Chargor shall be free to receive, use and make withdrawals from any Account, transfer any credit balance from time to time or close any Account that is no longer required by that Chargor, in any manner permitted or not prohibited by the Secured Debt Documents (including where Required Creditor Consent has been obtained).

(c) Upon or after the occurrence of an Acceleration Event which is continuing, the Security Agent shall be entitled with notice to any Chargor to withdraw, apply, transfer or set-off any or all of the credit balances from time to time on any Account in or towards payment or other satisfaction of all or part of the Secured Obligations in accordance with Clause 14 (Application of proceeds).

7.3 Assigned Agreements

(a) Upon or after the occurrence of an Acceleration Event which is continuing, following a written request by the Security Agent, each Chargor will, within 10 Business Days of the date of such request, give notice to the other party to each Insurance Policy and Assigned Agreement that it has assigned or charged its right under the relevant policy or agreement to the Security Agent under this Debenture. Such notice will be a Counterparty Notice, except in the case of the Insurance Policies where it will be an Insurance Notice. Each relevant Chargor will use commercially reasonable endeavours (not involving the payment of money or incurrence of any external expenses) to procure that the relevant counterparty or insurer signs and delivers to the Security Agent an acknowledgement substantially in the form of that set out in the schedule to the relevant notice (or such other form as the Security Agent may agree in its reasonable discretion) within 20 Business Days of service of such notice to the relevant counterparty or insurer (or such later date as the Security Agent may agree in its reasonable discretion) provided that, if the relevant Chargor has been unable to procure such acknowledgment within the relevant time period, its obligation to use commercially reasonable endeavours to procure such acknowledgment shall cease at the end of such period.

(b) Notwithstanding anything in this Debenture to the contrary, until an Acceleration Event has occurred which is continuing, each Chargor shall be entitled to continue to operate and transact business in relation to the Insurance Policies (including exercising or waiving any of its rights under such policies and agreements or permitting any Insurance Policy to lapse) and the Assigned Agreements to the extent not expressly prohibited by the Secured Debt Documents.

(c) No Chargor shall be required to procure that any Secured Party is entered as a loss payee on any Insurance Policy.

(d) Upon or after the occurrence of an Acceleration Event which is continuing:

(i) the Security Agent may exercise (without any further consent or authority on the part of any Chargor and irrespective of any direction given by any Chargor) any Chargor’s rights (including direction of any payments to the Security Agent) under any of its Insurance Policies or under or in respect of any Assigned Agreement to which that Chargor is a party; and

(ii) each Chargor shall hold any payment that it receives in respect of its Insurance Policies or any Assigned Agreement to which it is a party on trust for the Security Agent, pending payment to the Security Agent for application in accordance with Clause 14 (Application of proceeds).

7.4 Rights of Chargors

Notwithstanding anything in this Debenture to the contrary, until an Acceleration Event has occurred which is continuing (or such later date as provided by this Debenture), each Chargor shall continue to have the sole right to:

(a) deal with any Charged Property (including making any disposal of or in relation thereto) and all contractual counterparties in respect thereof;

(b) sell, assign, license, sub-license, transfer, allow to lapse, decide not to register, cease to pursue any application in respect of, or otherwise deal in the Intellectual Property in the ordinary course of its business; and

(c) amend, waive or terminate (or allow to lapse) any rights, benefits and/or obligations in respect of Charged Property (including agreeing to surrender or terminate any lease), in each case without reference to any Secured Party, except as expressly prohibited by the Secured Debt Documents (save where Required Creditor Consent has been obtained).

8. UNDERTAKINGS

8.1 General

Each Chargor undertakes to the Security Agent in the terms of this Clause 8 from the date of this Debenture and until the Final Discharge Date.

8.2 Voting and distribution rights

(a) Prior to the occurrence of an Acceleration Event:

(i) each Chargor shall be entitled to receive, and retain all dividends, distributions and other monies paid on or derived from its Shares (whether held in certificated or uncertificated form); and

(ii) each Chargor shall be entitled to exercise or direct the exercise of all voting and other rights and powers attaching to its Shares in its sole and absolute discretion, provided that it shall not exercise any such voting rights or powers in a manner which would cause an Event of Default to occur.

(b) On or at any time after the occurrence of a Voting Event:

(i) the Security Agent (or its nominee) may exercise (or refrain from exercising) any voting rights, powers and other rights in respect of any Investments of any Chargor as it sees fit; and

(ii) each Chargor:

(A) shall comply or procure the compliance with any directions of the Security Agent (or its nominee) in respect of the exercise of those rights; and

(B) irrevocably appoints the Security Agent (or its nominee) as its proxy to exercise all voting rights in respect of its Investments with effect from the occurrence of that Voting Event to the extent that those Investments remain registered in its name.

(c) If, at any time, any Shares or Investments are registered in the name of the Security Agent or its nominee, the Security Agent will not be under any duty to ensure that any dividends, distributions or other monies payable in respect of those Shares or Investments are duly and promptly paid or received by it or its nominee, or to verify that the correct amounts are paid or received, or to take any action in connection with the taking up of any (or any offer of any) stocks, shares, rights, moneys or other property paid, distributed, accruing or offered at any time by way of interest, dividend, redemption, bonus, rights, preference, option, warrant or otherwise on or in respect of or in substitution for, any of those Shares or Investments.

9. Security Agent’S POWER TO REMEDY

If any Chargor fails to comply with any obligation set out in Clause 7 (Protection of Security) or Clause 8 (Undertakings) and that failure is not remedied to the satisfaction of the Security Agent within 20 Business Days (or such later date as the Security Agent may agree in its reasonable discretion) of the Security Agent giving written notice to the relevant Chargor or the relevant Chargor becoming aware of the failure to comply, it will allow (and irrevocably authorises) the Security Agent or any person which the Security Agent nominates to take any action on behalf of that Chargor which is necessary to ensure that those obligations are complied with.

10. CONTINUING SECURITY

10.1 Continuing Security

All Security constituted by this Debenture is a continuing security for the payment, discharge and performance of all of the Secured Obligations, shall extend to the ultimate balance of all sums payable under the Secured Debt Documents and shall remain in full force and effect until the Final Discharge Date. No part of the Security will be considered satisfied or discharged by any intermediate payment, discharge or satisfaction of the whole or any part of the Secured Obligations.

10.2 Other Security

The Security constituted by this Debenture is to be in addition to and shall neither be merged in nor in any way exclude or prejudice or be affected by any other Security or other right which the Security Agent and/or any other Secured Party may now or after the date of this Debenture hold for any of the Secured Obligations, and this Security may be enforced against each Chargor without first having recourse to any other rights of the Security Agent or any other Secured Party.

11. ENFORCEMENT OF SECURITY

11.1 Timing and manner of enforcement

(a) Subject to the terms of the Intercreditor Agreement, the Security constituted by this Debenture shall become enforceable and the powers referred to in Clause 11.2 (Enforcement powers) shall become exercisable immediately upon or after the occurrence of an Acceleration Event which is continuing.

(b) Without prejudice to any other provision of this Debenture, any time after the Security created pursuant to this Debenture has become enforceable, the Security Agent may without notice to any Chargor enforce all or any part of that Security and exercise all or any of the powers, authorities and discretions conferred by the Secured Debt Documents including this Debenture or otherwise by law on mortgagees, chargees and Receivers (whether or not it has appointed a Receiver), in each case at the times, in the manner and on the terms it thinks fit or as otherwise directed in accordance with the terms of the Secured Debt Documents.

(c) No Secured Party shall be liable to any Chargor for any loss arising from the manner in which the Security Agent or any other Secured Party enforces or refrains from enforcing the Security constituted by this Debenture.

11.2 Enforcement powers

(a) The Secured Obligations shall be deemed to have become due and payable on the date of this Debenture in respect of the Original Chargors, and on the date of execution of the applicable Security Accession Deed in respect of any other Chargor, for the purposes of section 101 of the Law of Property Act 1925.

(b) The power of sale and other powers conferred by section 101 of the Law of Property Act 1925 (as varied and extended by this Debenture) and all other powers conferred on a mortgagee by law shall be deemed to arise immediately upon an Acceleration Event which is continuing.

(c) For the purposes of sections 99 and 100 of the Law of Property Act 1925, the expression “mortgagor” shall include any encumbrancer deriving title under the original mortgagor and section 99(18) of the Law of Property Act 1925 and section 100(12) of the Law of Property Act 1925 shall not apply.

11.3 Statutory powers

The powers conferred on mortgagees, receivers or administrative receivers by the Law of Property Act 1925 and the Insolvency Act 1986 (as the case may be) shall apply to the Security created under this Debenture, unless they are expressly or impliedly excluded. If there is ambiguity or conflict between the powers contained in those Acts and those contained in this Debenture, those contained in this Debenture shall prevail.

11.4 Exercise of powers

All or any of the powers conferred upon mortgagees by the Law of Property Act 1925 as varied or extended by this Debenture, and all or any of the rights and powers conferred by this Debenture on a Receiver (whether expressly or impliedly), may be exercised by the Security Agent without further notice to any Chargor at any time upon or after the occurrence of an Acceleration Event which is continuing, irrespective of whether the Security Agent has taken possession or appointed a Receiver of the Charged Property.

11.5 Disapplication of statutory restrictions

The restriction on the consolidation of mortgages and on power of sale imposed by sections 93 and 103 respectively of the Law of Property Act 1925 shall not apply to the Security constituted by this Debenture.

11.6 Appropriation under the Financial Collateral Regulations

To the extent that any of the Charged Property constitute “financial collateral” and this Debenture and the obligations of a Chargor under it constitute a “security financial collateral arrangement” (in each case, as defined in, and for the purposes of, the Financial Collateral Arrangements (No. 2) Regulations 2003 (SI 2003 No. 3226) (the “FCR Regulations”)), upon and after the Security created pursuant to this Debenture has become enforceable, the Security Agent or any Receiver shall have the benefit of all the rights of a collateral taker conferred upon it by the FCR Regulations, including the right to appropriate without notice to any Chargor (either on a single occasion or on multiple occasions) all or any part of that financial collateral in or towards discharge of the Secured Obligations and, for this purpose, the value of the financial collateral so appropriated shall be:

(a) in the case of cash, the face value at the time of appropriation (including the amount standing to the credit of each Account, together with any accrued but unposted interest at the time the right of appropriation is exercised); and

(b) in the case of any Investments (or any other financial collateral), the market price at the time of appropriation of those Investments determined by the Security Agent or any Receiver (as applicable) in a commercially reasonable manner (including by reference to a public index or independent valuation), as converted, where necessary, into the currency in which the liabilities under the Secured Debt Documents are denominated at a market rate of exchange prevailing at the time of appropriation selected by the Security Agent or any Receiver. The Parties agree that the methods of valuation set out in paragraphs (a) and (b) above are commercially reasonable methods of valuation for the purposes of the FCR Regulations.

12. ADMINISTRATOR

(a) Subject to the Insolvency Act 1986, the Security Agent may appoint one or more qualified persons to be an administrator of any Chargor (to act together with or independently of any others so appointed):

(i) if so requested by the relevant Chargor; or

(ii) at any time upon or after the occurrence of an Acceleration Event which is continuing.

(b) Any such appointment may be made pursuant to an application to court under paragraph 12 of Schedule B1 to the Insolvency Act 1986 or by filing the specified documents with the court under paragraphs 14 to 21 of Schedule B1 to the Insolvency Act 1986.

(c) In this Clause 12, “qualified person” means a person who, under the Insolvency Act 1986, is qualified to act as an administrator of any company with respect to which he is appointed.

13. RECEIVERS

13.1 Appointment of Receiver

(a) At any time upon or after the occurrence of an Acceleration Event which is continuing, or if so requested by the relevant Chargor, the Security Agent may, by writing under hand signed by an officer or manager of the Security Agent, appoint any person (or persons) to be a Receiver of all or any part of the Charged Property (save to the extent prohibited by section 72A of the Insolvency Act 1986).

(b) Paragraph 14 of Schedule B1 to the Insolvency Act 1986 shall apply to the floating charge created by this Debenture.

(c) Section 109(1) of the Law of Property Act 1925 shall not apply to this Debenture.

(d) If the Security Agent appoints more than one person as Receiver, the Security Agent may give those persons power to act either jointly or severally.

(e) Any Receiver may be appointed Receiver of all of the Charged Property or Receiver of a part of the Charged Property specified in the appointment. In the case of an appointment in respect of a part of the Charged Property, the rights conferred on a Receiver as set out in Clause 13.2 (Powers of Receiver) shall have effect as though every reference in Clause 13.2 (Powers of Receiver) to the Charged Property were a reference to the part of the Charged Property so specified or any part of that Charged Property.

13.2 Powers of Receiver

Each Receiver appointed under this Debenture shall have (subject to any limitations or restrictions which the Security Agent may incorporate in the deed or instrument appointing it) all the powers conferred from time to time on receivers by the Law of Property Act 1925 and the Insolvency Act 1986 (each of which is deemed incorporated in this Debenture), so that the powers set out in Schedule 1 to the Insolvency Act 1986 shall extend to every Receiver, whether or not an administrative receiver. In addition, notwithstanding any liquidation of the relevant Chargor, each Receiver shall have the following rights, powers and discretions:

(a) all the rights conferred by the Law of Property Act 1925 on mortgagors and on mortgagees in possession and on any receiver appointed under the Law of Property Act 1925;

(b) all the rights expressed to be conferred upon the Security Agent in this Debenture and all the rights to release the Charged Property from the Security conferred upon the Security Agent in the Secured Debt Documents;

(c) to take immediate possession of, get in and collect any Charged Property and to require payment to it or to the Security Agent of any monetary claims or credit balance on any Account;

(d) to manage or carry on any part of the business of the relevant Chargor;

(e) to enter into, vary or cancel any contracts on any terms or conditions;

(f) to incur any liability on any terms, whether secured or unsecured, and whether to rank for payment in priority to this security or not;

(g) to sell, transfer, assign, exchange, hire out, lend, licence, convert into money and realise any Charged Property by public offer or auction, tender or private contract and for a consideration of any kind (which may be payable in a lump sum or by instalments spread over any period or deferred);

(h) to bring, prosecute, enforce, defend and abandon any action, suit and proceedings in relation to any Charged Property or any business of that Chargor;

(i) to give a valid receipt for any moneys and execute any assurance or thing which may be necessary or desirable for realising any Charged Property;

(j) to establish subsidiaries to acquire interests in any of the Charged Property and/or arrange for those subsidiaries to trade or cease to trade and acquire any of the Charged Property on any terms and conditions;

(k) to make and effect all repairs, renewals and improvements to any of the Charged Property and maintain, renew, take out or increase insurances;

(l) to exercise all voting and other rights attaching to the Shares or Investments and stocks, shares and other securities owned by the relevant Chargor and comprised in the Charged Property, but only following a written notification from either the Receiver or the Security Agent to the relevant Chargor stating that the Security Agent shall exercise all voting rights in respect of the Shares or Investments and stocks, shares and other securities owned by the relevant Chargor and comprised in the Charged Property;

(m) to redeem any prior Security on or relating to the Charged Property and settle and pass the accounts of the person entitled to that prior Security, so that any accounts so settled and passed shall (subject to any manifest error) be conclusive and binding on the relevant Chargor and the money so paid shall be deemed to be an expense properly incurred by the Receiver;

(n) to appoint, hire, employ and discharge officers, employees, contractors, agents, advisors and others for any of the purposes of this Debenture and/or to guard or protect the Charged Property upon terms as to remuneration or otherwise as they may think fit;

(o) to settle any claims, accounts, disputes, questions and demands with or by any person who is or claims to be a creditor of the relevant Chargor or relating to any of the Charged Property;

(p) to effect any insurance and do any other act which a Chargor might do in the ordinary conduct of its business to protect or improve any Charged Property in each case as he considers fit;to exercise in relation to any Charged Property all the powers, authorities and things which he would be capable of exercising if he were the absolute beneficial owner of that Charged Property; and

(q) to do all other acts and things (including signing and executing all documents and deeds) as the Receiver considers to be incidental or conducive to any of the matters or powers in this Clause 13.2, or otherwise incidental or conducive to the preservation, improvement or realisation of the Charged Property, and use the name of the relevant Chargor for all such purposes, and in each case may use the name of any Chargor and exercise the relevant power in any manner which they may think fit.

13.3 Receiver as Agent

(a) Any Receiver shall be the agent of each Chargor for all purposes and accordingly shall be deemed to be in the same position as a Receiver duly appointed by a mortgagee under the Law of Property Act 1925.

(b) Each Chargor is solely responsible for the contracts, engagements, acts, omissions, defaults and losses of a Receiver and for any liabilities incurred by a Receiver.

13.4 Removal of Receiver

The Security Agent may by notice remove from time to time any Receiver appointed by it (subject to the provisions of section 45 of the Insolvency Act 1986 in the case of an administrative receivership) and, whenever it may deem appropriate, appoint a new Receiver in the place of any Receiver whose appointment has terminated, for whatever reason.

13.5 Remuneration of Receiver

The Security Agent may (subject to section 36 of the Insolvency Act 1986) reasonably determine the remuneration of any Receiver appointed by it and any maximum rate imposed by any law (including under section 109(6) of the Law of Property Act 1925) shall not apply to this Debenture and may direct payment of such remuneration out of moneys accruing to him as Receiver, but the Chargors alone shall be liable for the payment of such remuneration and for all other reasonable costs, charges, losses, liabilities and expenses of the Receiver.

13.6 Several Receivers

If at any time there is more than one Receiver, each Receiver may separately exercise all of the powers conferred by this Debenture (unless the deed or instrument appointing such Receiver states otherwise).

14. APPLICATION OF PROCEEDS

14.1 Order of application

All moneys and other proceeds or assets received or recovered by the Security Agent or any Receiver pursuant to this Debenture or the powers conferred by it shall be applied in the order and manner specified in the Intercreditor Agreement.

14.2 Section 109 Law of Property Act 1925

Sections 109(6) of the Law of Property Act 1925 shall not apply to a Receiver appointed under this Debenture.

14.3 Application against Secured Obligations

Subject to Clause 14.1 (Order of application) above, any moneys or other value received or realised by the Security Agent from a Chargor or a Receiver under this Debenture may be applied by the Security Agent to any item of account or liability or transaction forming part of the Secured Obligations to which they may be applicable in any order or manner which the Security Agent may determine.

14.4 Suspense account

At any time upon or after the occurrence of an Acceleration Event which is continuing, until the Final Discharge Date, the Security Agent may place and keep (for such time as it shall determine) any money received, recovered or realised pursuant to this Debenture or on account of any Chargor’s liability in respect of the Secured Obligations in an interest bearing separate suspense account (to the credit of either the relevant Chargor or the Security Agent as the Security Agent shall think fit) and the Receiver may retain the same for the period which he and the Security Agent consider expedient without having any obligation to apply all or any part of that money in or towards discharge of such Secured Obligations.

15. PROTECTION OF Security Agent AND RECEIVER

15.1 Possession of Charged Property

If the Security Agent or the Receiver enters into possession of the Charged Property, it will not be liable to account as mortgagee in possession by reason of viewing or repairing any of the present or future assets of any Chargor and may at any time at its discretion go out of such possession.

15.2 Primary liability of Chargor

Each Chargor shall be deemed to be a principal debtor and the sole, original and independent obligor for the Secured Obligations and the Charged Property shall be deemed to be a principal security for the Secured Obligations. The liability of each Chargor under this Debenture and the charges contained in this Debenture shall not be impaired by any forbearance, neglect, indulgence, abandonment, extension of time, release, surrender or loss of securities, dealing, variation or arrangement by the Security Agent or any other Secured Party, or by any other act, event or matter whatsoever whereby the liability of the relevant Chargor (as a surety only) or the charges contained in this Debenture (as secondary or collateral charges only) would, but for this provision, have been discharged.

15.3 Waiver of defences

Clause 24.4 (Waiver of defences) of the Intercreditor Agreement is incorporated mutatis mutandis into this Debenture (including all capitalised terms as defined therein) but as if each reference therein to:

(a) a “Debtor” is a reference to a Chargor; and

(b) a “Debt Document” is a reference to a Secured Debt Document.

15.4 Security Agent

The provisions set out in clause 17 (The Security Agent) of the Intercreditor Agreement shall govern the rights, duties and obligations of the Security Agent under this Debenture.

15.5 Cumulative powers

The powers which this Debenture confers on the Security Agent, the other Secured Parties and any Receiver appointed under this Debenture are cumulative, without prejudice to their respective powers under the general law, and may be exercised as often as the relevant person thinks appropriate. The Security Agent, the other Secured Parties or the Receiver may, in connection with the exercise of their powers, join or concur with any person in any transaction, scheme or arrangement whatsoever. The respective powers of the Security Agent, the other Secured Parties and the Receiver will in no circumstances be suspended, waived or otherwise prejudiced by anything other than an express consent or amendment.

16. POWER OF ATTORNEY

(a) Each Chargor, by way of security, irrevocably and severally appoints the Security Agent, each Receiver and any person nominated for the purpose by the Security Agent or any Receiver (in writing and signed by an officer of the Security Agent or Receiver) as its attorney (with full power of substitution and delegation) in its name and on its behalf and as its act and deed at any time upon or after the occurrence of an Acceleration Event which is continuing and in such manner as the attorney considers fit:

(i) to do anything which that Chargor is obliged to do under this Debenture (including to do all such acts or execute all such documents, assignments, transfers, mortgages, charges, notices, instructions, filings and registrations as the Security Agent may reasonably specify (and in such form as the Security Agent may reasonably require in favour of the Security Agent or its nominee(s))); and

(ii) to exercise any of the rights conferred on the Security Agent, any Receiver or any delegate in relation to (i) the Security granted pursuant to this Agreement, (ii) any Finance Document or (iii) under any law.

(b) The power of attorney conferred on the Security Agent and each Receiver pursuant to paragraph (a) above shall continue notwithstanding the exercise by the Security Agent or any Receiver of any right of appropriation pursuant to Clause 11.6 (Appropriation under the Financial Collateral Regulations).

(c) Each Chargor ratifies and confirms and agrees to ratify and confirm whatever any such attorney shall do in the proper exercise of the power of attorney granted by it in this Clause 16.

17. PROTECTION FOR THIRD PARTIES

17.1 No obligation to enquire

No purchaser from, or other person dealing with, the Security Agent or any Receiver (or their agents) shall be obliged or concerned to enquire:

(a) whether the right of the Security Agent or any Receiver to exercise any of the powers conferred by this Debenture has arisen or become exercisable or as to the propriety or validity of the proper exercise of any such power;

(b) whether any consents, regulations, restrictions or directions relating to such powers have been obtained or complied with;

(c) whether the Security Agent, any Receiver or its agents is acting within such powers;

(d) as to the propriety or validity of acts purporting or intended to be in exercise of any such powers;

(e) whether any of the Secured Obligations remain outstanding and/or are due and payable or be concerned with notice to the contrary and the title and position of such a purchaser or other person shall not be impeachable by reference to any of those matters; or

(f) as to the application of any money paid to the Security Agent, any Receiver or its agents,

and any such person who is not a party to this Debenture may rely on this Clause 17.1 and enforce its terms under the Contracts (Rights of Third Parties) Act 1999.

17.2 Receipt conclusive

The receipt of the Security Agent or any Receiver shall be an absolute and a conclusive discharge to a purchaser, and shall relieve him of any obligation to see to the application of any moneys paid to or by the direction of the Security Agent or any Receiver.

18. REINSTATEMENT AND RELEASE

18.1 Amounts avoided

(a) If any payment by a Chargor or any discharge, arrangement or release given by a Secured Party (whether in respect of the obligations of any Debtor or any security for those obligations or otherwise) is avoided or reduced as a result of insolvency or any similar event:

(i) the liability of that Chargor and the relevant security shall continue as if the payment, discharge, release, avoidance or reduction had not occurred; and

(ii) the relevant Secured Party shall be entitled to recover the value or amount of that security or payment from that Chargor, as if the payment, discharge, avoidance or reduction had not occurred.

(b) The Security Agent may concede or compromise any claim that any payment, security or other disposition is liable to avoidance or restoration.

18.2 Discharge conditional

Any settlement or discharge between a Chargor and any Secured Party shall be conditional upon no security or payment to that Secured Party by that Chargor or any other person being avoided, set aside, ordered to be refunded or reduced by virtue of any provision or enactment relating to insolvency and accordingly (but without limiting the other rights of that Secured Party under this Debenture) that Secured Party shall be entitled to recover from that Chargor the value which that Secured Party has placed on that security or the amount of any such payment as if that settlement or discharge had not occurred.

18.3 Covenant to release

(a) Subject to paragraph (b) below, on the Final Discharge Date, the Security Agent and each Secured Party shall, at the request and cost of each Chargor:

(i) promptly take any and all action which the relevant Chargor reasonably requests and/or which may be necessary to release, reassign or discharge (as appropriate) the Charged Property from the Security constituted by this Debenture; and

(ii) promptly take all other actions and steps contemplated by the Intercreditor Agreement in relation to the release of any Security contemplated by this Debenture, or any other steps, confirmations or actions in relation to this Debenture.

(b) Notwithstanding anything to the contrary in this Debenture, to the extent contemplated by the Intercreditor Agreement or any other Secured Debt Document (or to the extent agreed between the Security Agent and the relevant Chargors), the Security Agent and each Secured Party shall, at the request and cost of the relevant Chargor, take any and all action which is necessary to release such assets from the Security constituted by this Debenture in accordance with the terms of the Intercreditor Agreement.

18.4 Immediate recourse

(a) Each Chargor waives any right it may have of first requiring any Secured Party (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from or enforcing against any Chargor under this Debenture.

(b) The waiver in this Clause 18.4 applies irrespective of any law or any provision of a Secured Debt Document to the contrary.

18.5 Appropriations

Upon or after the occurrence of an Acceleration Event which is continuing and until the Final Discharge Date, each Secured Party (or any trustee or agent on its behalf) may:

(a) refrain from applying or enforcing any other moneys, security or rights held or received by that Secured Party (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it considers fit (whether against those amounts or otherwise) and no Chargor shall be entitled to the benefit of the same; and

(b) hold in an interest-bearing suspense account any moneys received from any Chargor or on account of any Chargor’s liability under this Debenture.

18.6 Deferral of Chargors’ rights

(a) Until the Final Discharge Date and unless the Security Agent otherwise directs, no Chargor shall exercise any rights which it may have to:

(i) be indemnified by any other Chargor or Obligor or surety or Group Company of any Debtor’s or Chargor’s obligations under the Secured Debt Documents;

(ii) claim any contribution from any other Obligor in respect of any Debtor’s obligations under the Secured Debt Documents;

(iii) take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Secured Parties under the Secured Debt Documents or of any other guarantee or security taken pursuant to, or in connection with, the Secured Debt Documents by any Secured Party;

(iv) bring legal or other proceedings for an order requiring any Obligor or any Chargor to make any payment, or perform any obligation, in respect of which the Obligor or the Chargor had given a guarantee, undertaking or indemnity;

(v) exercise any right of set-off against a Debtor; and/or

(vi) claim or prove as a creditor of any Debtor in competition with any Secured Party.

(b) If a Chargor receives any benefit, payment or distribution in relation to such rights it shall hold that benefit, payment or distribution to the extent necessary to enable all amounts which may be or become payable to the Secured Parties by the Chargors and Debtors under or in connection with the Secured Debt Documents to be repaid in full on trust for the Secured Parties and shall promptly pay or transfer the same to the Security Agent or as the Security Agent may direct for application in accordance with the Intercreditor Agreement.

18.7 Security held by Chargors

(a) No Chargor shall, without the prior written consent of the Security Agent, hold or otherwise take the benefit of any Security from any other Debtor in respect of that Chargor’s liability under this Debenture.

(b) Each Chargor shall hold any Security and the proceeds thereof held by it in breach of this Clause 18.7 on trust for the Security Agent and shall promptly pay or transfer those proceeds to the Security Agent or as the Security Agent may direct.

18.8 Additional security/non-merger

The Security created pursuant to this Debenture is in addition to, independent of and not in substitution for or derogation of, and shall not be merged into or in any way be excluded or prejudiced by, any other guarantees or Security at any time held by any Secured Party in respect of or in connection with any or all of the Secured Obligations or any other amount due by any Chargor to any Secured Party.

18.9 New accounts and ruling off

(a) Any Secured Party may open a new account in the name of any Chargor at any time after that Secured Party has received or is deemed to have received notice of any subsequent Security affecting any Charged Property (except as permitted by the Secured Debt Documents or where Required Creditor Consent has been obtained).

(b) If a Secured Party does not open a new account in the circumstances referred to in paragraph (a) above it shall nevertheless be deemed to have done so upon the occurrence of such circumstances, and all payments made by or on behalf of that Chargor to that Secured Party shall be credited or be treated as having been credited to the relevant new account.

(c) No moneys paid into any account (whether new or continuing) after the occurrence of the circumstances referred to in paragraph (a) above shall reduce or discharge the Secured Obligations.

19. CURRENCY CLAUSES

19.1 Conversion

All monies received or held by the Security Agent, or any Receiver, under this Debenture may be converted into any other currency which the Security Agent considers necessary to cover the obligations and liabilities comprised in the Secured Obligations in that other currency, at the Security Agent’s spot rate of exchange then prevailing for purchasing that other currency with the existing currency.

19.2 No discharge

No payment to the Security Agent (whether under any judgment or court order or otherwise) shall discharge the obligation or liability of the relevant Chargor in respect of which it was made unless and until the Security Agent has received payment in full in the currency in which the obligation or liability is payable or, if the currency of payment is not specified, was incurred. To the extent that the amount of any such payment shall on actual conversion into that currency fall short of that obligation or liability expressed in that currency, the Security Agent shall have a further separate cause of action against the relevant Chargor and shall be entitled to enforce the Security constituted by this Debenture to recover the amount of the shortfall.

20. SET-OFF

20.1 Set-off rights

Upon or after the occurrence of an Acceleration Event which is continuing, the Security Agent may set off any matured obligation due from a Chargor under the Secured Debt Documents (to the extent beneficially owned by the Security Agent) against any matured obligation owed by the Security Agent to that Chargor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Security Agent may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

20.2 Unliquidated claims

If, at any time upon or after the occurrence of an Acceleration Event which is continuing, the relevant obligation or liability is unliquidated or unascertained, the Secured Party may set-off the amount which it estimates (in good faith) will be the final amount of that obligation or liability once it becomes liquidated or ascertained.

21. REDEMPTION OF PRIOR Security

The Security Agent or any Receiver may, at any time upon or after the occurrence of an Acceleration Event which is continuing, redeem any prior Security on or relating to any of the Charged Property or procure the transfer of that Security to itself, and may settle and pass the accounts of any person entitled to that prior Security. Any account so settled and passed shall (subject to any manifest error) be conclusive and binding on each Chargor. Each Chargor will on demand pay to the Security Agent all principal monies and interest and all losses incidental to any such redemption or transfer.

22. NOTICES

Any communication to be made under or in connection with this Debenture shall be made in accordance with clause 23 (Notices) of the Intercreditor Agreement.

23. CHANGES TO PARTIES

23.1 Assignment by the Security Agent

The Security Agent may at any time assign or otherwise transfer all or any part of its rights under this Debenture in accordance with the Secured Debt Documents.

23.2 Assignment by the Chargors

No Chargor may assign or transfer, or attempt to assign or transfer, any of its rights or obligations under this Debenture.

23.3 Changes to Parties

Each Chargor:

(a) authorises and agrees to changes to parties under clause 19 (Changes to the Parties) of the Intercreditor Agreement, and authorises the Security Agent to execute on its behalf any document required to effect the necessary transfer of rights or obligations contemplated by those provisions; and

(b) irrevocably appoints the Parent as its agent for the purpose of executing any Security Accession Deed on its behalf.

24. MISCELLANEOUS

24.1 Certificates conclusive

A certificate or determination of the Security Agent or any Receiver under this Debenture will be conclusive evidence of the matters to which it relates and binding on each Chargor, except in the case of manifest error.

24.2 Counterparts

This Debenture may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of this Debenture. Delivery of a counterpart of this Debenture by e-mail attachment or telecopy shall be an effective mode of delivery.

24.3 Invalidity of any provision

If any provision of this Debenture is or becomes invalid, illegal or unenforceable in any respect under any law, the validity, legality and enforceability of the remaining provisions shall not be affected or impaired in any way.

24.4 Failure to execute

Failure by one or more Parties (“Non-Signatories”) to execute this Debenture on the date hereof will not invalidate the provisions of this Debenture as between the other Parties who do execute this Debenture. Such Non-Signatories may execute this Debenture on a subsequent date and will thereupon become bound by its provisions.

24.5 Amendments

Subject to the terms of the Intercreditor Agreement, any provision of this Debenture may be amended in writing by the Security Agent and the Chargors, and each Chargor irrevocably appoints the Parent as its agent for the purpose of agreeing and executing any amendment on its behalf.

24.6 Notice of charge or assignment

This Debenture constitutes notice in writing to each Chargor of any charge or assignment of a debt owed by that Chargor to any other Group Company and contained in any other Secured Debt Document.

25. GOVERNING LAW AND JURISDICTION

(a) This Debenture and any non-contractual claims arising out of or in connection with it shall be governed by and construed in accordance with English law.

(b) Subject to paragraph (c) below, the Parties agree that the courts of England shall have exclusive jurisdiction to settle any dispute arising out of or in connection with this Debenture, whether contractual or non-contractual (including a dispute regarding the existence, validity or termination of this Debenture) (a “Dispute”). The Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no party will argue to the contrary.

(c) Each Chargor agrees that a judgment or order of any court referred to in this Clause 25 is conclusive and binding and may be enforced against it in the courts of any other jurisdiction.

IN WITNESS whereof this Debenture has been duly executed as a deed on the date first above written.

Schedule 1

ORIGINAL CHARGORS

Chargor	Company number	Jurisdiction of incorporation
Paysafe Group Holdings II Limited	10880277	England and Wales
Paysafe Group Holdings III Limited	10869332	England and Wales
Paysafe Holdings UK Limited	03202517	England and Wales

Schedule 2

SHARES AND INVESTMENTS

Name of Chargor which holds the shares	Name of company issuing shares	Number and class of shares
Paysafe Group Holdings II Limited	Paysafe Group Holdings III Limited	12,236 ordinary shares of USD 0.001
Paysafe Group Holdings III Limited	PI UK Bidco Limited	11,346 ordinary US$0.0001 shares
Paysafe Holdings UK Limited	Paysafe US Holdco Limited	94,292,736 ordinary £1.00 shares
Paysafe Holdings UK Limited	Paysafe Processing Limited	54,560,663 ordinary shares of £0.01 and 117,000,000 ordinary $1.00 shares
Paysafe Holdings UK Limited	Skrill Holdings Limited	850,001.01 ordinary shares of €0.01

Schedule 3

ACCOUNTS

Name of Chargor	Name and address of institution at which account is held	Currency of account	Account number	BIC

None as at the date of this Debenture.

Schedule 4

INSURANCE POLICIES

Name of Chargor	Insurer	Policy Number	Type of Risk Insured

None as at the date of this Debenture.

Schedule 5

FORMS OF NOTICES

Part 1
Form of Counterparty Notice

To: [insert name and address of counterparty]

Dated: [●]

Dear Sirs, Madams,

Re: [here identify the relevant Assigned Agreement] (the “Agreement”)

We notify you that, [insert name of Chargor] (the “Chargor”) has [charged in favour of]/[assigned to] [insert name of Security Agent] (the “Security Agent”) for the benefit of itself and certain other banks and financial institutions (the “Secured Parties”) all its right, title and interest in the Agreement as security for certain obligations owed by the Chargor to the Secured Parties by way of a debenture dated [●].

We further notify you that:

1. you may continue to deal with the Chargor in relation to the Agreement until you receive written notice to the contrary from the Security Agent. Thereafter the Chargor will cease to have any right to deal with you in relation to the Agreement and therefore from that time you should deal only with the Security Agent;

2. following the receipt of written notice in accordance with paragraph 1 above:

(a) the Chargor may not agree to amend or terminate the Agreement without the prior written consent of the Security Agent;

(b) you are authorised to disclose information in relation to the Agreement to the Security Agent on written request; and

(c) you must pay all monies to which the Chargor is entitled under the Agreement direct to the Security Agent (and not to the Chargor) unless the Security Agent otherwise agrees in writing; and

3. the provisions of this notice may only be revoked with the written consent of the Security Agent.

Please sign and return the enclosed copy of this notice to the Security Agent (with a copy to the Chargor) by way of confirmation that:

(a) you agree to the terms set out in this notice and to act in accordance with its provisions; and

(b) you have not received notice that the Chargor has assigned its rights under the agreement to a third party or created any other interest (whether by way of security or otherwise) in the agreement in favour of a third party.

The provisions of this notice and any non-contractual claims arising out of or in connection with it are governed by English law.

Yours faithfully

.......................................................

for and on behalf of
[insert name of Chargor]

[On acknowledgement copy]

To: [insert name and address of Security Agent]

Copy to: [insert name and address of Chargor]

We acknowledge receipt of the above notice and confirm the matters set out above.

.......................................................
for and on behalf of
[insert name of Counterparty]

Dated:

Part 2
Form of Insurance Notice

To: [insert name and address of insurance company]

Dated: [●]

Dear Sirs

Re: [here identify the relevant insurance policy(ies)] (the “Policies”)

We notify you that, [insert name of Chargor] (the “Chargor”) has assigned to [insert name of Security Agent] (the “Security Agent”) for the benefit of itself and certain other banks and financial institutions (the “Secured Parties”) all its right, title and interest in the Policies as security for certain obligations owed by the Chargor to the Secured Parties by way of a debenture dated [●].

We further notify you that:

1. you may continue to deal with the Chargor in relation to the Policies until you receive written notice to the contrary from the Security Agent. Thereafter the Chargor will cease to have any right to deal with you in relation to the Policies and therefore from that time you should deal only with the Security Agent;

2. following the receipt of written notice in accordance with paragraph 1 above:

(a) the Chargor may not agree to amend or terminate the Policies without the prior written consent of the Security Agent;

(b) you are authorised to disclose information in relation to the Policies to the Security Agent on written request; and

(c) you must pay all monies to which the Chargor is entitled under the Policies direct to the Security Agent (and not to the Chargor) unless the Security Agent otherwise agrees in writing; and

3. the provisions of this notice may only be revoked with the written consent of the Security Agent.

Please sign and return the enclosed copy of this notice to the Security Agent (with a copy to the Chargor) by way of confirmation that:

(a) you agree to act in accordance with the provisions of this notice; and

(b) you have not received notice that the Chargor has assigned its rights under the Policies to a third party or created any other interest (whether by way of security or otherwise) in the Policies in favour of a third party.

The provisions of this notice and any non-contractual obligations arising under or in connection with it are governed by English law.

Yours faithfully

.......................................................

for and on behalf of
[insert name of Chargor]

[On acknowledgement copy]

To: [insert name and address of Security Agent]

Copy to: [insert name and address of Chargor]

We acknowledge receipt of the above notice and confirm the matters set out above.

.......................................................
for and on behalf of
[insert name of insurance company]

Dated: [●]

Part 3
Form of Account Notice

To: [insert name and address of Account Bank] (the “Account Bank”)

Dated: [●]

Dear Sirs

Re: The [●] Group of Companies - Security over Accounts

We notify you that [insert name of Chargor] (the “Chargor”) and certain other companies identified in the schedule to this notice (together the “Customers”) charged to [insert name of Security Agent] (the “Security Agent”) for the benefit of itself and certain other banks and financial institutions all their right, title and interest in and to the monies from time to time standing to the credit of the accounts identified in the schedule to this notice and to any other accounts from time to time maintained with you by the Customers (the “Charged Accounts”) and to all interest (if any) accruing on the Charged Accounts by way of a debenture dated [●].

1. We further notify you that, subject to paragraph 2 below, you may continue to deal with the Chargor in relation to the Charged Accounts until you receive written notice to the contrary from the Security Agent. Thereafter the Chargor will cease to have any right to deal with you in relation to the Charged Accounts and from that time you should deal only with the Security Agent.

2. Following receipt of written notice in accordance with paragraph 1 above, we irrevocably authorise and instruct you:

(a) to hold all monies from time to time standing to the credit of the Charged Accounts to the order of the Security Agent and to pay all or any part of those monies to the Security Agent (or as it may direct) promptly following receipt of written instructions from the Security Agent to that effect; and

(b) to disclose to the Security Agent any information relating to the Customers and the Charged Accounts which the Security Agent may, from time to time in writing, request you to provide.

3. The provisions of this notice may only be revoked or varied with the prior written consent of the Security Agent.

4. Please sign and return the enclosed copy of this notice to the Security Agent (with a copy to the Chargor) by way of your confirmation that:

(a) you agree to act in accordance with the provisions of this notice; and

(b) you have not received notice that any Customer has assigned its rights to the monies standing to the credit of the Charged Accounts or otherwise granted any security or other interest over those monies in favour of any third party.

The provisions of this notice and any non-contractual obligations arising under or in connection with it are governed by English law.

Schedule

Customer	Account Number	Sort Code
[●]	[●]	[●]

Yours faithfully,

............................................................
for and on behalf of
[Insert name of Chargor]
as agent for and on behalf of
all of the Customers

Counter-signed by

............................................................
for and on behalf of
[Insert name of Security Agent]

[On acknowledgement copy]

To: [Insert name and address of Security Agent]

Copy to: [Insert name of Chargor] (on behalf of all the Customers)

We acknowledge receipt of the above notice and confirm the matters set out above.

............................................................
for and on behalf of
[Insert name of Account Bank]

Dated: [●]

Schedule 6

FORM OF SECURITY ACCESSION DEED

THIS SECURITY ACCESSION DEED is made on [●]

BETWEEN:

(1) [●] Limited, a company incorporated in England and Wales with registered number [●] (the “New Chargor”); and

(2) [●] as Security Agent for itself and the other Secured Parties (the “Security Agent”).

RECITAL:

This deed is supplemental to a debenture dated [●] between, amongst others, the Chargors named therein and the Security Agent, as previously supplemented and amended by earlier Security Accession Deeds (if any) (the “Debenture”).

NOW THIS DEED WITNESSES as follows:

1. INTERPRETATION

1.1 Definitions

Terms defined in the Debenture shall have the same meaning when used in this deed.

1.2 Construction

Clauses 1.2 (Construction) to 1.5 (Miscellaneous) of the Debenture will be deemed to be set out in full in this deed, but as if references in those clauses to the Debenture were references to this deed.

2. ACCESSION OF NEW CHARGOR

2.1 Accession

The New Chargor agrees to be a Chargor for the purposes of the Debenture with immediate effect and agrees to be bound by all of the terms of the Debenture as if it had originally been a party to it as a Chargor.

2.2 Covenant to pay

Subject to any limits on its liability specified in the Secured Debt Documents, the New Chargor as primary obligor and not merely as surety covenants with the Security Agent (for the benefit of itself and the other Secured Parties) that it will on demand pay or discharge the Secured Obligations when they fall due in the manner provided for in the relevant Secured Debt Document.

2.3 Specific Security

Subject to Clause 2.6 (Property restricting charging), the New Chargor, as continuing security for the payment of the Secured Obligations, charges in favour of the Security Agent with full title guarantee the following assets from time to time owned by it or in which it has an interest by way of first fixed charge:

(a) all of its right, title and interest in its Intellectual Property;

(b) all of its right, title and interest in the Equipment and all corresponding Related Rights;

(c) all the Investments, Shares and all corresponding Related Rights;

(d) all Trading Receivables and all rights and claims against third parties and against any security in respect of those Trading Receivables;

(e) all Other Debts and all rights and claims against third parties against any security in respect of those Other Debts;

(f) all monies standing to the credit of the Accounts and all corresponding Related Rights;

(g) the benefit of all licences, consents and agreements held by it in connection with the use of any of its assets;

(h) all rights, title and interests from time to time in and to its goodwill and uncalled capital; and

(i) if not effectively assigned by Clause 2.5 (Security assignment), all its rights, title and interest in (and claims under) the Insurance Policies and the Assigned Agreements.

2.4 Floating charge

(a) As further continuing security for the payment of the Secured Obligations, the New Chargor charges with full title guarantee in favour of the Security Agent by way of first floating charge all its present and future assets and rights together with all corresponding Related Rights including to the extent not effectively charged by way of fixed charge under Clause 2.3 (Specific Security) or assigned under Clause 2.5 (Security assignment).

(b) The floating charge created by the New Chargor pursuant to paragraph (a) of this Clause 2.4 shall be deferred in point of priority to all fixed Security constituted by this Debenture.

(c) The floating charge created by the New Chargor pursuant to paragraph (a) of this Clause 2.4 is a “qualifying floating charge” for the purposes of paragraph 14 of Schedule B1 to the Insolvency Act 1986.

2.5 Security assignment

Subject to Clause 2.6 (Property restricting charging):

(a) as further continuing security for the payment of the Secured Obligations, the New Chargor assigns by way of security absolutely with full title guarantee to the Security Agent all its rights, title and interest in the Assigned Agreements to which it is a party, subject in each case to reassignment by the Security Agent to the New Chargor of all such rights, title and interest on the Final Discharge Date; and

(b) until an Acceleration Event has occurred which is continuing, but subject to Clause 7.3 (Assigned Agreements) of the Debenture and the Secured Debt Documents, the New Chargor may continue to deal with the counterparties to the relevant Assigned Agreements and, for the avoidance of doubt, shall be entitled to receive the proceeds of any claim under the Insurance Policies and the Assigned Agreements.

2.6 Property restricting charging

For the avoidance of doubt, all and any Excluded Assets owned by the New Chargor or in which the New Chargor has any interest shall be excluded from the charge created by Clause 2.3 (Specific Security), Clause 2.5 (Security assignment) and from the operation of Clause 4 (Further Assurance) of the Debenture.

2.7 Consent of existing Chargors

The existing Chargors agree to the terms of this deed and agree that its execution will in no way prejudice or affect the security granted by each of them under (and covenants given by each of them in) the Debenture.

2.8 Construction of Debenture

The Debenture and this deed shall be read together as one instrument on the basis that references in the Debenture to “this deed” or “this Debenture” will be deemed to include this deed.

3. GOVERNING LAW

This deed (and any dispute, controversy, proceedings or claims of whatever nature arising out of or in any way relating to this deed or its formation) and obligations of the Parties hereto and any matter, claim or dispute arising out of or in connection with this deed (including any non-contractual claims arising out of or in association with it) shall be governed by and construed in accordance with English law.

IN WITNESS whereof this deed has been duly executed on the date first above written.

SIGNATORIES TO DEED OF ACCESSION

THE NEW CHARGOR

EXECUTED as a DEED by
[Name of New Chargor] acting by:

______________________________ as Director: _______________________________

Witness: _______________________________

Name: _______________________________

Address: _______________________________

Occupation: _______________________________

THE SECURITY AGENT

EXECUTED as a DEED by
[Name of Security Agent] acting by:

______________________________ as Authorised Signatory: _______________________________

Witness: _______________________________

Name: _______________________________

Address: _______________________________

Occupation: _______________________________

SCHEDULE TO DEED OF ACCESSION

SHARES AND INVESTMENTS

SIGNATORIES TO DEBENTURE

THE ORIGINAL CHARGORS

EXECUTED as a DEED by
PAYSAFE GROUP HOLDINGS II LIMITED acting by:

Elliott Wiseman as Director: /s/ Elliott Wiseman

Witness: /s/ Gemma Wiseman

Name: Gemma Wiseman

Address: 45 Redbourne Avenue, London N3 2BP

Occupation: Marketing Manager

[Signature Page to Paysafe Debenture]

EXECUTED as a DEED by
PAYSAFE GROUP HOLDINGS III LIMITED acting by:

Elliott Wiseman as Director: /s/ Elliott Wiseman

Witness: /s/ Gemma Wiseman

Name: Gemma Wiseman

Address: 45 Redbourne Avenue, London N3 2BP

Occupation: Marketing Manager

[Signature Page to Paysafe Debenture]

EXECUTED as a DEED by
PAYSAFE HOLDINGS UK LIMITED acting by:

Elliott Wiseman as Director: /s/ Elliott Wiseman

Witness: /s/ Gemma Wiseman

Name: Gemma Wiseman

Address: 45 Redbourne Avenue, London N3 2BP

Occupation: Marketing Manager

[Signature Page to Paysafe Debenture]

THE SECURITY AGENT

EXECUTED as a DEED by
LUCID TRUSTEE SERVICES LIMITED acting by:

Caroline Horvath-Franco as Authorised Signatory: /s/ Caroline Horvath-Franco

Witness: /s/ Sean Rutter

Name: Sean Rutter

Address: 42 Florence Close, Essex, CM13 3FQ

Occupation: Underwriter

[Signature Page to Paysafe Debenture]